SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant     |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement     |_| Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement

|_|  Definitive Additional Materials

|_|  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  CYTODYN, INC.
--------------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Certificate)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11. (1)
    Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

      --------------------------------------------------------------------
|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                                  CYTODYN, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 31, 2006
TO OUR SHAREHOLDERS:

     You are cordially invited to the Annual Meeting of Shareholders of CytoDyn, Inc., a Colorado corporation. The meeting will be held on Tuesday, January 31, 2006 at 11:00 a.m., local time, at Sportsmens Lodge, 12825 Ventura Blvd, Studio City, California 91604 for the following purposes (as more fully described in the Proxy Statement accompanying this Notice):

          1. To elect five directors to serve for a term until the 2006 Annual Meeting of Shareholders or until his or her successor is elected.

          2. To ratify the appointment of Cordovano and Honeck, P.C. as our independent registered public accounting firm for the fiscal year ending May 31, 2006.

          3.   To approve the company's proposed 2005 Stock Incentive Plan.

          4. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

     Our Board of Directors recommends that you vote in favor of the foregoing items of business, which are more fully described in the Proxy Statement accompanying this notice.

     Only our shareholders of record at the close of business on January 3, 2006 are entitled to notice of and to vote at the meeting.

     All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he or she has returned a Proxy.


                                          FOR THE BOARD OF DIRECTORS


                                          /s/ Allen D. Allen
                                          ---------------------------
                                          Allen D. Allen , Chairman
                                          Executive Officer and Director

                             YOUR VOTE IS IMPORTANT

     IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                  CYTODYN, INC.
                                ________________

                          PROXY STATEMENT FOR THE 2005
                         ANNUAL MEETING OF SHAREHOLDERS
                                JANUARY 31, 2006
                                ________________

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed Proxy is solicited on behalf of the Board of Directors of CytoDyn, Inc., for use at the Annual Meeting of Shareholders to be held Tuesday January 31, 2006 at 11:00 a.m., local time, or at any postponement or adjournment thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Sportsmen Lodge, 12825 Ventura Blvd. Studio City, California 91604. The telephone number at that location is (818) 769-4700 or (800) 821-8511 in US & Canada.

Record Date and Principal Share Ownership

     Holders of shares of our common stock of record at the close of business on January 3, 2006 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. The shares of our common stock are our only class of voting securities. As of the Record Date, approximately 8,613,807 shares of our common stock were issued and outstanding and held of record by approximately _ shareholders.

Revocability of Proxies

     Shareholders who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a shareholder may be revoked or superseded by executing a later dated proxy, by giving notice of revocation to Secretary, CytoDyn, Inc., 227 E Palace, Suite M, Santa Fe, New Mexico 87501 in writing prior to or at the meeting or by attending the meeting and voting in person.

Shareholders Sharing the Same Last Name and Address

     In accordance with notices we sent to certain shareholders, we are sending only one copy of our annual report and proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as "householding," is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

     If you received a householded mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you or you would like to opt out of this practice for future mailings, please submit your request to Secretary, CytoDyn, Inc., 227 E. Palace Ave, Suite M, Santa Fe, NM 87501.

Voting and Solicitation

     Each shareholder is entitled to one vote for each share held as of the Record Date. Shareholders will not be entitled to cumulate their votes in the election of directors.

     The cost of soliciting proxies will be borne by us. We expect to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers, and regular employees, without additional compensation, personally or by telephone or facsimile.

Quorum; Abstentions; Broker Non-votes

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections appointed for the meeting who will determine whether or not a quorum is present.

     The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of our common stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter.

     Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker does not receive voting instructions from the beneficial owner, and
(2) the broker lacks discretionary authority to vote the shares.

     Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. Accordingly, abstentions will have the same effect as a vote against the proposal. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal. Thus, a broker non-vote will not affect the outcome of the voting on a proposal. Abstentions or broker non-votes or other failures to vote will have no effect in the election of directors, who will be elected by a plurality of the affirmative votes cast.

     Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of the directors, for the ratification of Cordovano and Honeck, P.C. as our independent registered public accounting firm for the year ending May 31, 2006, for the approval of the 2005 Stock Incentive Plan, and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the items not marked.

Other Business; shareholder Proposals

     We do not intend to present any other business for action at the Annual Meeting and do not know of any other business to be presented by others.

     Pursuant to our bylaws, in order for business to be properly brought by a shareholder before an annual meeting, our Secretary must receive, at our corporate office, written notice of the matter not less than 120 days prior to the first anniversary of the date our proxy statement was released to shareholders in connection with the preceding year's annual meeting. We did not receive any such notices from our shareholders for matters to be considered at the Annual Meeting.

     Under Rule 14a-4 promulgated under the Securities Exchange Act of 1934, as amended, if a proponent of a proposal fails to notify us at least 45 days prior to the current year's anniversary of the date of mailing of the prior year's proxy statement, then we will be allowed to use our discretionary voting authority under proxies solicited by us when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. We were not notified of any shareholder proposals to be addressed at our Annual Meeting, and will therefore be allowed to use our discretionary voting authority if any shareholder proposals are raised at the meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of our common stock as of January 2, 2005, by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all of our directors and executive officers as a group.

                                                                     Approximate
                                             Amount And Nature of      Percent
Name And Address of Beneficial Owner (1)   Beneficial Ownership (2)     Owned
----------------------------------------   ------------------------  -----------
DIRECTORS AND NAMED EXECUTIVE OFFICERS
Allen D. Allen                                    2,118,515             24.6%
Wellington A. Ewen (3)                                  -0-               *
Corinne e. Allen                                  1,604,071             18.6%
Ronald J Troop                                          -0-               *
Daniel M. Strickland                                  8,476               *
Peggy J. Pence                                          -0-               *
All Officers and Directors as a Group             3,731,062             43.2%

--------------------
*    Less than 1%

(1) Unless otherwise indicated, the business address of each shareholder is c/o CytoDyn, Inc., 227 E. Palace Ave, Suite M, Santa Fe, New Mexico 87501.

(2) Each shareholder has sole voting and investment power for the shares they beneficially own. This table is based upon information supplied by officers, directors, principal shareholders, and Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to options and warrants currently exercisable, or exercisable within 60 days of the January 3, 2006, are deemed outstanding for computing the ownership percentage of the person holding such options or warrants, but are not deemed outstanding for computing the ownership percentage of any other person. Except as otherwise noted, we believe that each of the shareholders named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.

(3) Mr. Ewen has options to purchase 150,000 shares of common stock in connection with an employment agreement. We know of no arrangements concerning anyone's ownership of stock, which may, at a subsequent date, result in a change of control

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of ownership and reports of changes in the ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of the copies of such forms submitted to us during the year ended May 31, 2005, we believe that all Section 16(a) filing requirements applicable to our officers and directors were complied with.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

Director and Nominees for Director

     Our Board of Directors currently consists of five persons, all of whom are standing for reelection at the Annual Meeting. In the event that any person nominated as a director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unavailable to serve.

     The name of the nominees for election to the Board of Directors at the Annual Meeting, age as of the Record Date, and certain information are set forth below.

            Name               Age            Principal Occupation
--------------------------     ---    -----------------------------------------
Allen D. Allen                 69     Chief Executive Officer, CytoDyn
Corinne E. Allen               38     Vice President Business Development,
                                      Secretary, Treasurer, CytoDyn
Daniel M. Strickland, MD       60     Physician specializing in reproductive
                                      endocrinology
Vera Stecher, Phd.             55     Medical Director, Pfizer Global
                                      Pharmaceuticals Inc.  - pioneered Viagra
Wellington A. Ewen             65     Chief Financial Officer CytoDyn

         Allen D. Allen. Mr. Allen has been our chairman of our board and our president and chief executive officer since October, 2003. Before joining CytoDyn, he was the chairman of the board of directors and chief executive officer of CytoDyn of New Mexico, Inc., since its inception in 1994. from 1990 to 1994 he was a research associate with Olive View-UCLA Medical Center where he collaborated and published with various medical professors oribinal research on HIV, dermatology and general immunology and was the co-investigator on an autologous vaccine study. From1986 to 1990 Mr. Allen was director of scientific affairs, Center for Viral Diseases, Northridge, California, where he conducted and published original research on a large cohort of patients with complex constellations of neuroimmunologic complaints. From 1971 to 1986 he was president of Algorithms, Incorporated where he conducted and published original research in the areas of artificial intelligence, perception, man and machine systems and societal engineering. Over the past thirty years, he has published numerous papers in the peer review science and medical journals. He has also served as an investigator on clinical research sponsored by major pharmaceutical companies, such as Ortho Biotech, Johnson & Johnson, and Sanofi-Winthrop. Mr. Allen invented and patented the family of HIV/AIDS therapies licensed to CytoDyn. He is a member of the American Physical Society and the American Federation of Scientists, a life member of the Institute of Electrical and Electronics Engineers, and a founding member of the Editorial Board of Physics Essays. Mr. Allen received an Associates of Arts degree from the University of California at Berkeley in 1957 and attended the University of California at Los Angeles from 1957 to 1959. In 1953 he received a national ARS Student Award in aeronautics from the American Rocket Society (now the Institute of Aeronautics and Astronautics). Mr. Allen is the father of Corinne E. Allen, our Vice President of Business Development.

         Corinne E. Allen, CPA. Ms. Allen has been a director and our secretary and treasurer since October 2003, and was until May 2004, our chief financial officer. In May 2004, Ms. Allen became the vice president of business development. From April 1995 to October 2003, she served as secretary and treasurer of CytoDyn of New Mexico, Inc. where she was also a director from June, 1994 to October 2003. Ms. Allen is a licensed Certified Public Accountant. From 1999 to 2003, Ms. Allen was employed as a senior manager at Deloitte & Touche, and, from 1992 to 1998 was a CPA at Hallquist Jones P.C. She has over 17 years experience in the accounting industry. Ms. Allen received a B.S. in Business Administration from California State University Northridge with a specialty in Accounting Theory and Practice in 1992. She has been a Certified Public Accountant since January 1997. Ms.Allen is the daughter of Allen D. Allen.

         Daniel M. Strickland, MD. Dr. Strickland has been a director of CytoDyn, Inc. since October, 2003. He served as a director of CytoDyn of New Mexico, Inc. from 1999 to October 2003. From 1995 to 1998 he practiced with Reproductive Endocrinologists, PC, Augusta, Georgia. From 1998 to the present he has practiced with the Women's Health Clinic in West Jefferson, North Carolina. From 1989 to 1995, Dr. Strickland was Chief, Reproductive Endocrinology, Ob-Gyn Services Division, Saudi Aramco Medical Services Organization in Dhahran, Saudi Arabia. From 1986 to 1989, Dr. Strickland served as Clinical Associate Professor at the University of Texas Health Science Center in San Antonio, Texas. Dr. Strickland served as a nuclear engineer for the U.S. Air Force before he became a physician. Dr. Strickland is board certified by the National Board of Medical Examiners. He received training designations from the American College of Surgeons, and the American Heart Association for Advanced Trauma Life Support and Advanced Cardiac Life Support. He holds U.S. patent No. 3,909,624 for a Split-Ring Marx Generator Grading. Dr. Strickland received a Bachelor of Science in Physics from the University of Georgia in 1966, and a Master of Science in Nuclear Engineering from the Air Force Institute of Technology in 1969. Dr. Strickland received his Doctorate of Medicine from Medical College of Georgia in 1977.

         Vera J. Stecher, Phd. Dr. Stecher has been a Medical Director at Pfizer, Inc. Pfizer Global Pharmaceuticals since 1996. This will be her first term serving as Director for CytoDyn, Inc. Dr. Stecher was instrumental in the development of Viagra, one of the nation's top 3 selling drugs on the market today. She brings extensive knowledge and experience in the pharmaceutical industry to CytoDyn. From 1994 to the present she has been employed by Pfizer. From 1987 to 1994 she was a project team leader at Sanofi-Winthrop, and from 1981 to 1987 she served as Section Head of Immunology at the Sterling Winthrop Research Institute. Dr. Stecher is the recipient of the Dr. Heinz Karger Memorial Prize for Biochemical Immunology as well as the New York University's Founders' Award. Dr. Stecher is a member of many professional societies and has published numerous papers in the peer-review journals. She holds a Ph.D. (honors) from New York University Medical School, Department of Pathology , Immunology /Basic Medical Sciences. She also holds a M.S. degree from University of Wisconsin, Zoology Dept, Immunology/Biochemistry and a B.A. (cum lade) from University of Buffalo, Biology Dept.

         Wellington A. Ewen, CPA, MBA. Mr. Ewen, has been our chief financial officer since May 6, 2004. From 1988 until 2000, Mr. Ewen was owner of Wellington Ewen & Associates in Malibu, California, which represented many clients as financial and accounting consultants. He also served as financial and accounting officer for several development stage pharmaceutical companies, including Entropin, Inc. from April 1998 to June, 2000. From February, 1999 until his resignation in 2000, he was the chief financial officer of Amerimmune, Inc. From January, 2000 to July, 2000, he also served as a manager at PriceWaterHouseCoopers in Los Angeles, California. Mr. Ewen is currently licensed as a CPA in Oregon. He received his Bachelor of Science in 1963 and Master of Business Administration from Cornell University in 1964.

Vote Required

     The nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Colorado law.

Recommendation of the Board of Directors

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES SET FORTH ABOVE.

Board Meetings, Committees and Directors Compensation

     Our Board of Directors held no meetings during the fiscal year ended May 31, 2005. Although we have no formal policy requiring director attendance at annual meetings of shareholders, directors are encouraged to attend the annual meetings of shareholders.

     We currently do not have audit committee. Our Board of Directors acts as our audit committee. Similarly, the Board of Directors has determined that we do not have an audit committee financial expert as defined under the Exchange Act rules. We have been seeking, and continue to seek, an independent person to fill this role.

     It is our policy that director candidates recommended by shareholders will be given appropriate consideration in the same manner as other director candidates presented to the Board of Directors. Shareholders who wish to submit a director candidate for consideration by the Board of Directors may do so by submitting a comprehensive written resume of the recommended nominee's business and educational experience and background and a consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and if nominated and elected, he or she will serve as a director. Shareholders should send their written recommendations of nominees accompanied by the candidate's resume and consent to: Board of Directors, c/o CytoDyn, 227 E. Palace Ave, Suite M, Santa Fe, New Mexico 87501. No director nominations by shareholders have been received as of the filing of this proxy statement.

Shareholder Communications to the Board of Directors

     Shareholders may submit communications to our Board of Directors or any individual members of the Board of Directors by addressing a written communication to: Board of Directors, c/o CytoDyn, Inc., 227 E Palace Avenue, Suite M, Santa Fe, New Mexico 87501. Shareholders should identify in their communication the addressee whether it is our Board of Directors or any individual member of the Board of Directors. Shareholder communications will be forwarded to our Secretary. Secretary will acknowledge receipt to the sender, unless the sender has submitted the communication anonymously, and forward a copy of the communication to the addressee on our Board of Directors or if the communication is addressed generally to our Board of Directors to our Chairperson of the Board of Directors.

Compensation of Directors

      Our directors did not receive any compensation for their services as directors.

Compensation Committee Interlocks and Insider Participation

     During fiscal 2004, no member of our Board of Directors or executive officer of CytoDyn served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors.

                           RELATED PARTY TRANSACTIONS

            Related Party Transactions, Actual or Proposed, In Last 2 Years. We propose to be, or during the last two years were, party to certain transactions involving amounts in excess of $60,000, in which our directors, executive officers, others hold more than 5% of any class of our securities, or their immediate family members, had or will have a material interest. The interested parties and transactions are described below.

            Agreement to Issue Warrants to J.P. Turner & Company, LLC. J.P. Turner & Company, LLC, is a beneficial owner of 5.02% of our common stock, by virtue of common stock warrants which it is entitled to receive pursuant to a Financial Representative Agreement dated November 25, 2003. Pursuant to the terms of that agreement:

     o J.P. Turner acted as our agent in connection with a private offering of our securities;
     o    We paid the sum of $54,000 to J.P. Turner;
     o We are to issue to J.P. Turner warrants for the purchase of 426,000 shares of our common stock, at an exercise price of $0.30 per share;
     o    When issued, the warrants will:
               o    Vest immediately in favor of J.P. Turner;
               o    Be exercisable immediately and thereafter for 5 years;
               o Contain customary anti-dilution provisions for stock dividends, splits, mergers and sales of substantially all assets;
               o    Contain a "cashless exercise" provision;
     o We have granted J.P. Turner "piggyback" registration rights, at our expense, with respect to the shares underlying the warrants;
     o We are to indemnify J.P. Turner and others against certain losses arising in connection with our material misrepresentations or omissions, the performance by J.P. Turner of the agreement, or breach of representations or warranties by an investor; and
     o The term of the agreement is 12 months, subject to termination upon 45 days written notice.

            Agreement with Symbion Research International, Inc. Our director, Peggy C. Pence, PhD., is the President and Chief Executive Officer of Symbion Research International, Inc. On October 1, 2003, we entered into a Master Agreement for Professional Services with Symbion. The agreement describes general terms and conditions intended to apply to services which Symbion may provide for us, most likely in connection with the conduct of future FDA clinical trials of Cytolin. That agreement requires an advance payment of $25,000 to Symbion, of which $5,000 is to serve as a retainer and the remaining $20,000 is to be applied against billing for services that may be rendered. We have made the advance payment. We also have had discussions with Symbion regarding the possible conduct of Phase II and III trials, and these discussions have resulted in Symbion providing us with a cost estimate:

     o based on the assumption that the Phase I trials will not have to be repeated and that the FDA will approve the currently designed Phase II/III study;
     o that services related to the end of Phase I and the Pre-Phase II meeting will cost between $50,000 and $100,000;
     o that services related to the Phase II/Phase III pivotal study will cost between $1,250,000 and $1,750,000; and
     o that the cost to the Investigators will be between $750,000 and $1,500,000, plus the costs of materials, investigational product manufacturing or supplies.

            Acquisition of the Assets of CytoDyn of New Mexico. Allen D. Allen, our President, Chief Executive Officer and the Chairman of our Board of Directors, Corinne E. Allen, our Vice President of Business Development, Secretary, Treasurer and Director, Ronald J. Tropp and Daniel M. Strickland, M.D., our directors, and Brian J. McMahon, our former executive vice president, formerly also served as executive officers or directors of CytoDyn of New Mexico, Inc. In October 2003, we acquired the assets of CytoDyn of New Mexico, Inc. and changed our name to CytoDyn, Inc. In connection with that transaction:

     o we issued to CytoDyn of New Mexico 5,362,640 post reverse- split shares of our common stock;
     o Allen D. Allen ultimately received 2,118,515 shares of our post reverse-split common stock and indirectly benefited from our assumption of debts in the amount of $71,694 owed to him and Corinne
          E. Allen by CytoDyn of New Mexico;
     o Corinne E. Allen ultimately received 1,736,335 shares of our post reverse-split common stock 1 and indirectly benefited from our assumption of debts in the amount of $71,694 owed to her and Allen D. Allen by CytoDyn of New Mexico;
     o Daniel M. Strickland, MD, who is a member of our board of directors, ultimately received 8,476 shares of our post reverse-split common stock; and
     o James B. Wiegand, who until this transaction had been our president, retained 400,000 shares of our post reverse-split common stock.

            Services Provided by Ronald J. Tropp. Our director, Ronald J. Tropp, Esq., has provided legal services to us, and to CytoDyn of New Mexico, for a number of years. Currently, we owe him the sum of $87,185 for these services. No arrangements have been made for the payment of this obligation. We anticipate that Mr. Tropp will provide additional legal services to us in the future.

            Indemnification, Legal Costs and Fees Incurred by Directors and Officers. Allen D. Allen, Corinne E. Allen, Ronald J. Tropp and Daniel M. Strickland, M.D., our directors, and Brian J. McMahon, our former Executive Vice President, are named as Cross-Defendants in a Cross-Complaint filed in the California Superior Court in and for Los Angeles County in an action originally captioned CytoDyn of New Mexico, Inc. et al., v. Amerimmune Pharmaceuticals, Inc. et al., Case number BC 290154. The Cross-Complaint is based upon alleged acts and omissions of these individuals occurring before we entered into the Acquisition Agreement with CytoDyn of New Mexico. In a separate proceeding, in Ventura County, California, captioned CytoDyn, Inc., et al. v. Amerimmune, Inc. et al., Case number SC039250, Allen D. Allen is our co-plaintiff. Our Articles of Incorporation and by-laws provide that we will indemnify directors, officers, and enumerated others against certain liabilities and expenses arising because of the indemnitee's corporate status or relationship. We have not determined whether we have an obligation to indemnify Messrs. Allen, McMahon, Tropp and Strickland and Ms. Allen with respect to any liability that may arise under the Cross-Complaint. We have, however, assumed responsibility for the payment of the legal fees and costs of counsel who jointly represent us and any of Messrs. Allen, McMahon, Tropp and Strickland and Ms. Allen in the Los Angeles County proceeding. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

            Note Given and Debt Owed to Allen D. Allen. In January 2004 we issued to Allen D. Allen a non interest bearing promissory note, payable on demand, in the original principal amount of $22,788. The note reflects advances made to us by Mr. Allen during the years ending on May 31, 2003 and May 31, 2004. In addition, we owe the sum of $10,000 to Mr. Allen, who advanced that amount to CytoDyn of New Mexico for further payment to Rexray Corporation in connection with the acquisition of the assets of CytoDyn of New Mexico. The sum owed does not bear interest and is payable on demand. During the May 31, 2005 debt owed to Mr. Allen by an additional $12,000. The total debt owed to Mr. Allen is $44,787.

            Notes Given to Corinne Allen. In January 2004, we issued to Corinne
E. Allen two non interest bearing promissory notes, each payable on demand, in the original principal amounts of $50,000 and $38,906. The notes reflected advances made to us by Ms. Allen during the years ending on May 31, 2003 and May 31, 2004. The $50,000 note was paid in full in February, 2004. The $38,906 note remains outstanding and does not bear interest. o

     o Contributions of Cash. Mr. Allen contributed $ in additional paid in capital during the year ended May 31, 2005.


                         EXECUTIVE OFFICER COMPENSATION

      The following table provides an overview of compensation that we paid to our Named Executive Officers for the fiscal years ended May 31, 2005, 2004 and
2003

                                                                Long-Term
                                                              Compensation
                                                                 Awards
                                                               Securities     All Other
                                       Annual Compensation     Underlying    Compensation
Name and Principal Position   Year   Salary ($)   Bonus ($)      Options         ($)*
---------------------------   ----   ----------   ---------   ------------   ------------
Allen D. Allen                2003    98,000(1)       0            0              0
   President and Chief        2004    98,000(1)       0            0              0
   Executive Officer          2005         0          0            0              0
James E. Weigand              2003         0          0            0              0
   President (2)              2004    45,000(3)       0            0              0
                              2005         0          0            0              0

---------
(1) Mr. Allen's employment agreement with CytoDyn provides for a salary of $98,000. He was paid a total of $32,668 as of the end of each fiscal year.
(2) Mr. Weigand resigned as President following the acquisition of certain assets of CytoDyn of New Mexico on October 28, 2003.
(3) Paid for services rendered to CyoDyn in connection with the above referenced acquisition.

Employment and Change in Control Agreements

Personal Service Agreements. All of our Named Executive Officers have personal service agreements with us. Among other things, each agreement:

o    Is effective for two years after its effective date;
o    May be terminated by us:
          o    Without cause, immediately upon written notice,
          o    With "cause", immediately upon notice specifying the cause, or
          o    Upon the death or disability of the executive;
o    May be terminated by the executive:
          o    Voluntarily, upon 4 weeks notice,
          o Within a specified period after a "change in control", upon two weeks notice, and
          o For "good reason", if we do not cure the reason within 30 days of notice;
o Entitles the executive, upon termination by him or her within the specified period after a "change of control" and with "good reason", to:
          o Base salary for the remainder of the term and 12 additional months,
          o    Immediate vesting of all stock options,
          o    Four month period in which to exercise options thereby vested,
          o Payment of our portion of premiums under our health plan for the shorter of 12 months or the executive's eligibility for coverage under a health plan offered by the executive's new employer, and
          o Payment of our portion of premiums under our life insurance plan or an equivalent amount for 12 months;

o Entitles the executive, upon termination by him or her without cause or for "good reason", to:
          o Base salary for the remainder of the term and 12 additional months, and
          o Payment of our portion of premiums under our health plan for the shorter of 12 months or the executive's eligibility for coverage under a health plan offered by the executive's new employer;
o Restricts the solicitation of persons who were our officers, directors, executives, consultants or employees;
o Restricts the disclosure of confidential information during or after the term of the Agreement; and
o Requires the disclosure and assignment to us of all "Innovations" developed by the executive individually or jointly during the period of employment and that relate in any way to our business.

Proprietary Information And Inventions Agreement. Wellington E. Ewen, our Chief Financial Officer, and Corinne E. Allen, our Vice President for Business Development, have signed and delivered to us a Proprietary Information and Inventions Agreement For Employees. Among other things, each agreement provides that:

o It is effective from the first date of employment until five years from the date of termination of employment. Employment is defined to include any time retained as a consultant or on contract.
o The employee will refrain from any activity that is hostile, adverse or competitive, or otherwise interferes with the executive's service, to us;
o We are the sole owner of the "Proprietary Information" and all patents and other rights related to it
o Any rights that the employee has or may acquire in the "Proprietary Information" are assigned to us;
o The "Proprietary Information" will be kept in confidence and trust during and after employment;
o All works made by the employee during employment that fall within our scope of our business are Works for Hire, and we will have the sole and exclusive copyrights in them;
o All "Inventions" made by the employee (either alone or jointly) during the period of employment, will be disclosed to us and we will be the sole owner of them, and any related patents and rights.

Change Of Control Agreement. Allen D. Allen, our President and Chief Executive Officer, and Corinne E. Allen, our Vice President for Business Development, have signed and delivered to us a Change of Control Agreement. Among other things, each agreement provides that:

o The Agreement will terminate at the time the executive's employment with us terminates or is terminated;
o Upon termination of the executive's employment by us without "cause" or by him or her with "good reason", in either case within 6 months after a "change of control", the executive will be entitled to:
          o Base salary for the remainder of the term and 12 additional months,

          o    Immediate vesting of all stock options,
          o    4 month period in which to exercise options thereby vested,
          o Payment of our portion of premiums under our health plan for the shorter of 12 months or the executive's eligibility for coverage under a health plan offered by the executive's new employer, and
          o Payment of our portion of premiums under our life insurance plan or an equivalent amount for 12 months.


                             STOCK PERFORMANCE GRAPH

      Since our common stock has been trading on the Over the Counter Bulletin Board for less than a month, we are unable to generate the requisite Stock Performance Graph.

                                 PROPOSAL NO. 2

  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         Approval of Services. The Board of Directors has resolved to establish an audit committee composed of our chief financial officer, Wellington Ewen, Corinne Allen, a director and our Vice President of Business Development, and an independent member when that person is identified. The audit committee does not yet have a charter. Pending proper establishment of the audit committee, the Board of Directors pre-approves all engagements for audit and non-audit services provided by the Company's principal accounting firm, Cordovano and Honeck, P.C.

         Audit Fees. The aggregate fees billed during the fiscal years ended May 31, 2005 and 2004 for professional services rendered by our principal accounting firm, Cordovano and Honeck, P.C., for the audit of the financial services included in the Form 10-KSB, and for the review of the interim condensed financial statements included in the Form 10-QSB, were approximately $4,030 and $2,500, respectively. Included here are fees associated with the review by Cordovano and Honeck, P.C. of a registration statement filed with the SEC and the related issuance of independent accountant consent letters.

         Audit Related Fees. The aggregate fees billed during the fiscal years ended May 31, 2005 and 2004 for assurance and related services rendered by our principal accounting firm, Cordovano and Honeck, P.C., were approximately $5,750 and $3,000 respectively. Assurance and related service fees include the audit of employee benefit plan financial statements and audit-related due diligence assistance on potential acquisitions.

         Tax Compliance/Preparation Fees. The aggregate fees billed during the fiscal years ended May 31, 2005 and 2004for professional services rendered by our principal accounting firm, Cordovano and Honeck, P.C., for tax compliance, tax advice, and tax planning were approximately and $0, respectively. Tax compliance services include the preparation of income tax returns filed with the Internal Revenue Service. Tax advice and planning services included assistance with implementation of tax planning strategies and consultation on other tax matters.

         All Other Fees. The aggregate fees billed during the fiscal years ended May 31, 2005 and 2004 for all other professional services rendered by our principal accounting firm, Cordovano and Honeck, P.C., were approximately $896 and $0, respectively. Other services consisted of assistance with the interpretation of new accounting standards and other related services.

      The following is a summary of the fees billed to CytoDyn by Cordovano and Honeck, P.C.for professional services rendered for the fiscal years ended May 31, 2005 and 2004:

                                                      Fiscal      Fiscal
                                                       2005        2004
Fee Category                                           Fees        Fees
------------                                        ---------   ---------
Audit Fees                                          $   4,030   $   2,500
Audit Related Fees                                      5,750       3,000
Tax Fees                                                    0           0
All Other Fees                                            896           0
                                                    ---------   ---------
Total Fees                                          $  10,676   $   5,500
                                                    =========   =========

         Cordovano and Honeck, P.C. has audited our financial statements annually since May, 2002. Representatives of Cordovano and Honeck, P.C. are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. If shareholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year.

Vote Required

         Ratification of the appointment of Cordovano and Honeck, P.C. as our independent registered public accounting firm for the fiscal year ending May 31, 2006 will require the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Proxies solicited by management for which no specific direction is included will be voted "for" the ratification of Cordovano and Honeck, P.C. as our independent registered public accounting firm for the fiscal year ending May 31, 2006.

Recommendation of the Board of Directors

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF CORDOVANO AND HONECK, P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MAY 31, 2006.

                                 PROPOSAL NO. 3

                      APPROVAL OF 2005 stock INCENTIVE PLAN

Description of the 2005 Stock Option Plan

     General. The purpose of the 2005 Stock Incentive Plan is to enable us to attract, retain and motivate our employees and consultants, as well as our non-employee directors, by providing for or increasing the proprietary interests of such employees, consultants or non-employee directors in CytoDyn. The maximum number of shares of common stock that may be issued pursuant to awards under the 2005 Stock Incentive Plan is 1,600,000, subject to certain adjustments to prevent dilution.

     In the event that all or any portion of any option offered under the 2005 Stock Incentive Plan can no longer under any circumstances be exercised the shares of common stock allocable to the unexercised portion of such option will become available for grant or issuance under the 2005 Stock Incentive Plan. Additionally, the number of shares available for issuance under the 2005 Stock Incentive Plan will be subject to adjustment in the event of stock splits, stock dividends or certain other similar changes in our capital structure.

     Administration. The 2005 Stock Incentive Plan is to be administered by an "Administrator," which, under the 2005 Stock Incentive Plan, shall be either the Board of Directors or a committee appointed by the Board of Directors. Subject to the provisions of the 2005 Stock Incentive Plan, the Administrator has full authority to implement, administer and make all determinations necessary under the 2005 Stock Incentive Plan.

     The Board of Directors may from time to time alter, amend, suspend or terminate the 2005 Stock Incentive Plan in such respects as the Board of Directors may deem advisable; provided, however, that no such alteration, amendment, suspension or termination shall be made that would substantially affect or impair the rights of any person under any option granted to such person without his or her consent.

     Eligibility. The 2005 Stock Incentive Plan provides that awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of CytoDyn or of any parent or subsidiary corporation of CytoDyn, whether now existing or hereafter created or acquired (an "Affiliated Company"), as may be determined by the Administrator. In no event may any employee be granted options under the 2005 Stock Incentive Plan for more than 800,000 shares of our common stock in any one calendar year.

     Terms of Stock Options. As discussed above, the Administrator determines many of the terms and conditions of awards granted under the 2005 Stock Incentive Plan, including whether an option will be an "incentive stock option"
(ISO) or a "non-qualified stock option" (NQSO). Each option is evidenced by any agreement in such form as the Administrator approves and is subject to the following conditions (as described in further detail in the 2005 Stock Incentive
Plan):

          o   Vesting   and   Exercisability:   Options   become   vested   and
              exercisable, as applicable, within such periods as determined by the Administrator and as set forth in the related stock option agreement, provided that options must expire no later than ten years from the date of grant (or five years with respect to ISOs granted to optionees who own more than 10% of the outstanding common stock). Option agreements may also provide that options shall become vested upon the achievement of certain performance goals, as determined by the Administrator.

          o Exercise Price: The exercise price must be at least 100% of the fair market value of a share of common stock at the time such option is granted, provided that the exercise price of any ISO granted to an optionee that owns more than 10% of the outstanding common stock shall not be less than 110% of the fair market value of a share of common stock at the time of grant.

          o Method of Exercise: Payment of the exercise price may be made, in the discretion of the Administrator, in cash, by check, by delivery of shares of our common stock, through a broker-assisted "cashless exercise," or any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law.

          o Termination of Service: Options cease vesting on the date of termination of service or the death or disability of the optionee, unless provided otherwise in the applicable option agreement or unless otherwise determined by the Administrator. Under applicable law, ISOs granted under the 2005 Stock Incentive Plan generally expire no later than three months after the termination of the optionee's service, except in the case of death or disability, in which case the awards generally may be exercised up to 12 months following the date of death or termination of service due to disability.

          o Change of Control: In the event of a change in control of CytoDyn (as defined in the 2005 Stock Incentive Plan), the Administrator may at its discretion provide for vesting arrangements in option agreements, including arrangements which provide for full acceleration of vesting upon a change in control whether or not the acquiring entity agrees to assume or substitute for existing options in such change in control.

          o Additional Restrictions. No ISOs may be granted to an optionee under the 2005 Stock Incentive Plan if the aggregate fair market value (determined at the time of grant) of the stock with respect to which ISOs first become exercisable by such optionee in any calendar year under our stock option plans and any Affiliated Company exceeds $100,000. To the extent an ISO exceeds this $100,000 limit, that portion of the option in excess of such limitation shall be treated as an NQSO. Options are nontransferable, other than by will and the laws of descent and distribution or in any manner permitted by the Administrator that is not prohibited by the Code.

Summary of Federal Income Tax Consequences of the 2005 Stock Incentive Plan

     The following is a brief summary of certain federal income tax consequences of participation in the 2005 Stock Incentive Plan. The summary should not be relied upon as being a complete statement of all possible federal income tax consequences. Federal tax laws are complex and subject to change. Participation in the 2005 Stock Incentive Plan may also have consequences under state and local tax laws which vary from the federal tax consequences described below. For such reasons, we recommend that each participant consult his or her personal tax advisor to determine the specific tax consequences applicable to him or her.

     Incentive Stock Options. No taxable income will be recognized by an optionee under the 2005 Stock Incentive Plan upon either the grant or the exercise of an ISO. Instead, a taxable event will occur upon the sale or other disposition of the shares acquired upon exercise of an ISO, and the tax treatment of the gain or loss realized will depend upon how long the shares were held before their sale or disposition. If a sale or other disposition of the shares received upon the exercise of an ISO occurs more than (i) one year after the date of exercise of the option and (ii) two years after the date of grant of the option, the holder will recognize long-term capital gain or loss at the time of sale equal to the full amount of the difference between the proceeds realized and the exercise price paid. However, a sale, exchange, gift or other transfer of legal title of such stock (other than certain transfers upon the optionee's death) before the expiration of either of the one-year or two-year periods described above will constitute a "disqualifying disposition." A disqualifying disposition involving a sale or exchange will result in ordinary income to the optionee in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. If the amount realized in a disqualifying disposition exceeds the fair market value of the stock on the date of exercise, the gain realized in excess of the amount taxed as ordinary income as indicated above will be taxed as capital gain. A disqualifying disposition as a result of a gift will result in ordinary income to the optionee in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Any loss realized upon a disqualifying disposition will be treated as a capital loss. Capital gains and losses resulting from disqualifying dispositions will be treated as long-term or short-term depending upon whether the shares were held for more or less than the applicable statutory holding period (which currently is more than one year for long-term capital gains). We will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee as a result of a disposition of the shares received upon exercise of an ISO.

     The exercise of an ISO may result in an "adjustment" for purposes of the "alternative minimum tax." Alternative minimum tax is imposed on an individual's income only if the amount of the alternative minimum tax exceeds the individual's regular tax for the year. For purposes of computing alternative minimum tax, the excess of the fair market value on the date of exercise of the shares received on exercise of an ISO over the exercise price paid is included in alternative minimum taxable income in the year the option is exercised. An optionee who is subject to alternative minimum tax in the year of exercise of an ISO may claim as a credit against the optionee's regular tax liability in future years the amount of alternative minimum tax paid which is attributable to the exercise of the ISO. This credit is available in the first year following the year of exercise in which the optionee has regular tax liability.

     Non-qualified Stock Options. No taxable income is recognized by an optionee upon the grant of a NQSO under the 2005 Stock Incentive Plan. Upon exercise, however, the optionee will recognize ordinary income in the amount by which the fair market value of the shares purchased, on the date of exercise, exceeds the exercise price paid for such shares. The income recognized by the optionee who is an employee will be subject to income tax withholding by CytoDyn out of the optionee's current compensation. If such compensation is insufficient to pay the taxes due, the optionee will be required to make a direct payment to us for the balance of the tax withholding obligation. We will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided that certain reporting requirements are satisfied. If the exercise price of a NQSO is paid by the optionee in cash, the tax basis of the shares acquired will be equal to the cash paid plus the amount of income recognized by the optionee as a result of such exercise. If the exercise price is paid by delivering shares of our common stock already owned by the optionee or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the optionee on the already-owned shares exchanged (however, the optionee will nevertheless recognize ordinary income to the extent that the fair market value of the shares purchased on the date of exercise exceeds the price paid, as described above). The new shares received by the optionee, up to the number of the old shares exchanged, will have the same tax basis and holding period as the optionee's basis and holding period in the old shares. The balance of the new shares received will have a tax basis equal to any cash paid by the optionee plus the amount of income recognized by the optionee as a result of such exercise, and will have a holding period commencing with the date of exercise. Upon the sale or disposition of shares acquired pursuant to the exercise of a NQSO, the difference between the proceeds realized and the optionee's basis in the shares will be a capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held for more than the applicable statutory holding period (which is currently more than one year for long-term capital gains).

     Tax Withholding. Under the 2005 Stock Incentive Plan, we have the power to withhold, or require a participant to remit to us, an amount sufficient to satisfy Federal, state and local withholding tax requirements with respect to any award granted under the 2005 Stock Incentive Plan. To the extent permissible under applicable tax, securities, and other laws, the Administrator may, in its sole discretion, permit a participant to satisfy an obligation to pay any tax to any governmental entity in respect of any option up to an amount determined on the basis of the highest marginal tax rate applicable to such participant, in whole or in part, by (i) directing us to apply shares of common stock to which the participant is entitled as a result of the exercise of an option, or (ii) delivering to us shares of common stock owned by the participant.

Vote Required

Approval of the 2005 Stock Incentive Plan will require the affirmative vote of the holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Proxies solicited by management for which no specific direction is included will be voted "for" the approval of the 2005 Stock Incentive Plan.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE 2005 STOCK INCENTIVE PLAN.

                                  OTHER MATTERS

     We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Allen D. Allen
                                        ------------------
                                        Allen D. Allen
                                        Chief Executive Officer and Director
Santa Fe, New Mexico
January 3, 2006